CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of references to H.J. Gruy and Associates, Inc. and to the inclusion of and references to our report, or information contained therein, dated June 26, 2008, prepared for Southern Star Energy Inc. in the Southern Star Energy Inc. Annual Report on Form 10-KSB for the year ended May 31, 2008.

H.J. GRUY AND ASSOCIATES, INC.

by: /s/ Marilyn Wilson
Marilyn Wilson, P.E.
President

Houston, Texas
August 26, 2008